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CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)




                                                     PRIMARY
                                        Quarter Ended           Six Months Ended
                                     June 25,   June 26,     June 25,   June 26,
                                      1994       1993         1994       1993
Earnings

Net earnings                       $ 16,107   $ 15,653     $ 28,865   $ 27,948



Shares

Weighted average shares
 outstanding                         51,206     51,258       51,255     51,204
Common stock equivalents                576        885          655        881


Average shares outstanding           51,782     52,143       51,910     52,085



Per share

Net earnings                       $   0.31   $   0.30     $   0.56   $   0.54



                                                       FULLY DILUTED
                                         Quarter Ended         Six Months Ended
                                     June 25,   June 26,     June 25,   June 26,
                                      1994       1993         1994       1993
Earnings

Net earnings                       $ 16,107   $ 15,653     $ 28,865   $ 27,948



Shares

Weighted average shares
 outstanding                         51,206     51,258       51,255     51,204
Common stock equivalents                585        918          680        951


Average shares outstanding           51,791     52,176       51,935     52,155



Per share

Net earnings                       $   0.31   $   0.30     $   0.56   $   0.54

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